Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS’ CONSENT

The Board of Directors

Cotelligent, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-31914, 333-33312,333-67589, 333-3388 and 333-103978) on Form S-8 and in the registration statements (Nos. 333-53899 and 333-111550) on Form S-4 of Cotelligent, Inc., of our report dated April 14, 2005, with respect to the consolidated balance sheets of Cotelligent, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2004, which report appears in the December 31, 2004 annual report on Form 10-K of Cotelligent, Inc.

/s/ Rowbotham & Company LLP

San Francisco, California

April 14, 2005